Exhibit 10.(ad)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made on November 21, 2003 between Neogen Corporation, a Michigan corporation whose address is 620 Lesher Place, Lansing, Michigan 48912 (“Buyer”), and United Agri Products, Inc., a Delaware corporation whose address is 7251 West 4th Street, Greeley, Colorado 80634 (“Seller”) (“Agreement”).

RECITALS

A. Seller owns 1,000 shares of common stock (“Shares”) of HACCO, Inc., a Wisconsin corporation whose address is 110 Hopkins Drive, Randolph, Wisconsin 53956 (“Company”).

B. Company is engaged in the business of development, manufacture and marketing of rodenticides and rodent baits, and the production of certain insecticides (collectively, the “Business”).

C. Buyer and Seller are discussing the purchase and sale of all the stock of Hess & Clark, Inc. in a completely separate and distinct transaction no part of which shall have any applicability to this Agreement.

D. Buyer desires to purchase and Seller desires to sell, the Shares upon the terms, conditions and covenants contained in this Agreement.

The parties agree as follows:

1. Purchase and Sale. Based upon the representations, warranties and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, at the Closing Date, as defined in Paragraph 3, Seller agrees to sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Shares.

2. Purchase Price and Method of Payments. Seller agrees to sell the Shares solely for the consideration provided in this Paragraph 2.

(a) Buyer shall pay Nine Million Four Hundred Thousand Dollars ($9,400,000) (“Tentative Price”) in immediately available funds to Seller at Closing (as defined below), subject to adjustment as provided in this Agreement.

(b) The Tentative Price shall be reduced by the amount of any liabilities to be paid by the Company after Closing that relate in any way to the operations of Company and which arose on or prior to the Closing Date (as defined in Paragraph 3) including but not limited to all taxes owed by the Company to any taxing authority but excluding any liabilities associated with the Randolph Environmental Condition (as defined in Paragraph 4.(z) (collectively, “Closing Liabilities”).

(c) The Tentative Price to be paid Seller shall be increased or decreased by the following:

(1) The Tentative Price shall be increased by the amount that the Company’s Customer Receivables (as defined in this Paragraph 2.(c)(1)) as of the Closing Date exceed the Customer Receivables as of February 23, 2003 of $132,000 (“Target Receivables”). Alternatively, the Tentative Price shall be decreased by the amount that the Target Receivables exceed the Company’s Customer Receivables as of the Closing Date. The term “Customer Receivables” shall mean the face amount of accounts receivable arising from the sale of inventory or services in the ordinary course of the Business as of Closing. A complete list of the Target Receivables is contained in Exhibit 2.(c)(1).

(2) The Tentative Price shall be increased by the amount that the Company’s Inventories (as defined in this Paragraph 2.(c)(2)) as of the Closing exceed the Inventories as of February 23, 2003 of $1,841,000 (“Target Inventories”). Alternatively, the Tentative Price shall be decreased by the amount that the Target Inventories exceed the Company’s Inventories as of Closing. Such Inventories shall be as defined and determined pursuant to Paragraph 4.(h) as of the Closing Date using a joint physical count at all locations where Inventories are located. A complete list of the Target Inventories is contained in Exhibit 2.(c)(2).

(3) The Tentative Price shall be increased by the amount that Company Prepaids (as defined in this paragraph 2(c)(3)) as of the Closing exceed the Prepaids as of February 23, 2003 of $164,000 (“Target Prepaids”). Alternatively, the Tentative Price shall be decreased by the amount that the Target Prepaids exceed Company Prepaids. The term “Prepaids” shall mean the face value of all prepaid registration fees, taxes and other such items as of Closing that were paid in the ordinary course of the Business. A complete list of the Target Prepaids is contained in Exhibit 2.(c)(3).

(4) The Tentative Price shall be reduced by the environmental reserve of $780,000 (the, “Reserve”). The Tentative Price was calculated by Buyer inclusive of the amounts for any reserves for doubtful accounts receivables and reserves for inventory obsolesence reflected on the Financial Statements as of February 23, 2003.

(d) Seller and Buyer agree to estimate the Closing Liabilities, Customer Receivables, Inventories and Prepaids as of the Closing Date (“Estimated Amounts”). Buyer agrees to pay Seller at Closing an amount equal to the Tentative Price plus or minus the net adjustment determined by using the Estimated Amounts, Target Receivables, Target Inventories, Target Prepaids and the Reserve (“Closing Payment”). As soon as practicable after Closing, but in no event more than forty five (45) days after Closing, the parties shall prepare a statement (“Settlement Statement”) which sets forth the appropriate increase or decrease in the Tentative Price using actual amounts (as adjusted, the “Purchase Price”).

(e) The settlement of the transactions and the final payment of the Purchase Price as provided in this Paragraph shall take place promptly following completion of the Settlement Statement. At such time Buyer shall remit to Seller by wire transfer the amount by which the Purchase Price exceeds the Closing Payment together with interest thereon at the rate of 5%. In the event the Closing Payment exceeds the Purchase Price, Seller shall refund the amount of such overpayment to Buyer by wire transfer together with interest thereon at the rate of 5%. Seller irrevocably appoints ConAgra Foods, Inc. as its lawful attorney-in-fact for purposes of conducting and completing all aspects relating to the settlement of the Purchase Price with Buyer (including the execution of the Settlement Statement), and for receiving (or paying) any proceeds that may be payable by (or to) Buyer in connection therewith, pursuant to the terms of this Agreement.

3. The Closing. The closing of the purchase and sale of the Shares as provided in this Agreement shall occur on the date hereof at the offices of Seller, or at such other place as may be fixed by mutual agreement of Buyer and Seller. The date and event of closing are respectively referred to in this Agreement as the “Closing Date” and “Closing.” At the Closing:

(a) Seller shall deliver to Buyer stock certificates representing all of the Shares, accompanied by stock powers (duly endorsed in blank) or other duly executed instruments of transfer approved by Buyer, as well as resignations of the current officers and directors of Company; and

(b) Buyer shall deliver to Seller the Closing Payment.

4. Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement, Seller makes the following representations and warranties, each of which shall be relied upon by Buyer:

(a) Organization and Qualification, Subsidiaries and Ownership.

(1) Company is validly existing and in good standing under the laws of the State of Wisconsin. No failure on the part of Company to be qualified as a foreign corporation in any jurisdiction materially and adversely affects the Business or financial position or results of the operation of the properties of Company by reason of any disability affecting its right to own property, collect receivables, enforce contracts or otherwise. Company has the requisite corporate power and authority to own or hold under lease or similar agreement all of its properties and to carry on the Business as it is now being conducted. Company is duly qualified to do business and is in good standing as a foreign corporation in the state and jurisdiction as a foreign corporation is required in connection with the conduct of its business as disclosed on Exhibit 4.(a), except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the Business. Seller has previously delivered to Buyer complete and correct copies of Company’s Articles of Incorporation and Bylaws and all amendments to them. Seller has delivered to Buyer a complete and accurate copy of the Company minute book in which there are accurate records of all meetings, and consents in lieu of meetings, of the Company’s board of directors and shareholders held or executed since the incorporation of Company. Exhibit 4.(a) sets forth the current officers and directors of Company. The stock books and ledgers of Company have been delivered to Buyer for its inspection, and such books and records are accurate and complete.

(2) Company has no subsidiaries or other divisions or operations and neither owns nor has a right or obligation to acquire any equity interest (or option) of any other entity. Company neither participates nor has an interest in any partnership, joint venture or similar ownership equity-participation arrangement.

(3) The Shares constitute all of the issued and outstanding shares of capital stock of, and other voting, equity or other ownership interest in, Company, all of which are held of record and beneficially by Seller. Other than Seller, no person or entity is or will be entitled to receive any payment from Buyer with respect to the transfer of the Shares to Buyer. The authorized capital stock of Company is 56,000 shares of voting common stock, par value $1.00. All Shares have been validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive right or of any securities laws. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, or other disposition of any shares of Company stock or any securities convertible into, or other rights to acquire, any Company shares; (ii) obligates Company or any other entity to grant, offer or enter into any of the forgoing; or (iii) relates to the voting or control of any such capital stock, securities or rights. Seller has, and shall transfer to Buyer at Closing, good, valid and marketable title to the Shares free and clear of any security interest, pledge, lien, charge, claim, option, equity, right, proxy, voting or other agreement, restriction on transfer or encumbrance of any nature.

(b) No Violation. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by it will not violate any provision of law, order, or regulation of any governmental authority applicable to Company or the corporate charter or by-laws of Company or constitute a default under any judgment, order or decree of any court of governmental agency or instrumentality, or conflict or constitute a breach or a default of a material nature under any agreement to which Company or Seller is a party or by which any of them is bound.

(c) Financial Information. Exhibit 4.(c) contains pro forma balance sheets and statements of earnings before income taxes, depreciation and amortization prepared by Seller for the (i) one-year periods ended February 24, 2002 and February 23, 2003, and (ii) six-month periods ended August 25, 2002 and August 24, 2003 (collectively, the “Financial Statements”) which have been previously provided to Buyer. The Financial Statements were prepared in accordance with the accounting principles and assumptions stated in Exhibit 4.(c), and based thereon present fairly, in all material respects, the pro forma financial position and earnings before income taxes, depreciation and amortization of Company and its affiliates had the Business been accounted for on a separate entity basis as of such dates and for such periods and years then ended.

(d) Title to Assets.

(1) Exhibit 4.(d)(1)(i) is a list of all of Company’s non-real estate assets used in the Business categorized in the following groups: machinery and equipment, Customer Receivables, vehicles, inventories, intangible property and other (“Assets”). Company owns and has corporate power to own, and has good and marketable title to the Assets free and clear of liens, security interests, mortgages, pledges, claims or encumbrances of any kind whatsoever, except as shown in Exhibit 4.(d)(1)(ii). Seller has delivered to Buyer true and complete copies of all written leases, contracts, agreements, options, purchase orders, instruments and commitments relating to Company or the Business and written summaries of all oral contracts binding on Company, which involve annual expenditures in excess of $5,000, as evidenced in Exhibit 4.(d)(1)(iii) (collectively, “Contracts”). All Contracts are legally valid and binding and in full force and effect in respect to Company, and there are no defaults or breaches by Company or counterclaims or defenses against it. Company has received no notice of any default, breach, counterclaim or offset by any other party to any of the Contracts, nor do Company or Seller have any knowledge thereof. To Seller’s knowledge, all written Contracts will continue in full force and effect on the same terms as currently exists, notwithstanding the consummation of the sale contemplated by this Agreement.

(2) Exhibit 4.(d)(2)(i) contains a complete and correct description of all real property, including buildings and other real property improvements, owned or leased by Company (“Real Property”). Company has the exclusive use of the Real Property. Seller has provided Buyer with an accurate survey. Seller has heretofore furnished Buyer with a Commitment for Owner’s Policy of Title Insurance dated effective August 1, 2003, issued by Lawyers Title Insurance Corporation (Case No. 205800). Company has good and marketable title to the Real Property, subject to any exceptions as may be noted in such Commitment. All the buildings and structures included in the Real Property currently have (A) all necessary or appropriate occupancy certificates and all other occupancy or other permits for the use for which they are or are intended to be used, (B) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (C) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as reasonably necessary for the conduct of the Business as it is presently conducted. The Real Property and the current use of the Real Property complies in all material respects with all applicable zoning ordinances, building codes, health and safety laws and other laws and regulations. Company owns and has corporate power to own, and has good and marketable title to the Real Property it owns free and clear of liens, security interests, mortgages, pledges, claims or encumbrances of any kind whatsoever, except as shown in Exhibit 4.(d)(2)(ii). To Seller’s knowledge, there are no latent defects or conditions with respect to the Real Property.

(3) Company has a valid leasehold interest as to all Real Property it leases (“Leased Property”). Seller has provided Buyer with a true and complete copy of the lease for the Leased Property (“Lease”). The Lease is legally valid and binding and in full force and effect, and there are no defaults or breaches by Company or counterclaims or defenses against it. Company has received no notice of any default, breach, counterclaim or offset by the landlord of the Leased Property, nor do Company or Seller have any knowledge thereof. The Lease will continue in full force and effect on the same terms as currently exists, notwithstanding the consummation of the sale contemplated by this Agreement.

(4) Subject to Exhibit 4.(d)(4), there are no assets of a material nature that are owned by Company other than those that are used in the Business. Subject to Exhibit 4.(d)(4), all customer lists, customer records, billing history, vendor records, regulatory records, employee records, payroll records, intellectual property rights records, environmental records, EPA registrations and sub registrations and related records, licenses, permits, software agreements, Contracts, real estate records, and manufacturing records related to the Business are located at the Randolph Facility (as defined in Paragraph 4.(z)).

(e) Condition of Assets. To Seller’s knowledge and except as disclosed in Exhibit 4.(e), all properties utilized in the Business conform in all material respects with all health and safety rules and other rules and regulations. To Seller’s knowledge, all properties utilized in the Business, including all their components and parts, are ready for operation, and, taking into account their ages, are in normal operating condition and good order and repair. There are no conditions or events, except for normal wear and tear, proper use and the age of the properties, which would, to Seller’s knowledge, prevent their continued normal operation or would otherwise materially and adversely affect their operation or use by Buyer after the Closing as currently used by Company. The above notwithstanding, all representations and warranties of Seller in respect to environmental matters are limited exclusively to Section 4.(z).

(f) Intellectual Property. Company owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, registrations, sub registrations and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of the Business as now conducted (collectively, “Proprietary Rights”). With respect to Company’s Proprietary Rights:

(1) All license, registration and sub registration arrangements relating in any manner to any of the Proprietary Rights (whether or not in writing) are set forth on Exhibit 4.(f)(1). Except as disclosed in Exhibit 4.(f)(1), Company is in compliance with and is not in default under any of such license, registration and sub registration agreements, and all other parties to any of such agreements are, to Seller’s knowledge, in material compliance with and are not in default under any of such agreements.

(2) Exhibit 4.(f)(2) sets forth a complete list of all patents, trademarks, service marks, and copyrights used by Company in the conduct of the Business that are currently registered in any jurisdiction. To Seller’s knowledge, Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Exhibit 4.(f)(1). All filing or maintenance fees that are required to maintain such registrations that are due and payable as of the date of this Agreement have been paid and all associated maintenance filings have been made.

(3) Exhibit 4.(f)(3) sets forth a complete list of all unregistered trademarks, service marks, and trade names used by Company in the conduct of the Business. To Seller’s knowledge, Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Exhibit 4.(f)(1)).

(4) [Intentionally omitted.]

(5) Exhibit 4.(f)(5) sets forth a complete list of all software that Company has had written or developed by any person or entity not an employee of Company, lists the current owner of the copyright interest in such software, and if Company is the current owner, lists the date of the written assignment of the copyright interest to Company. Exhibit 4.(f)(5) sets forth a complete list of all other software used in the Business, but excluding “shrink wrapped software”;

(6) Company, except as disclosed in Exhibit 4.(f)(6), has not intentionally infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to the patent, trade secret, trademark, trade dress, or copyright rights) of any third party.

(7) Company has not granted or committed to grant any rights in Company’s Proprietary Rights of any nature whatsoever to any third party except as disclosed in Exhibit 4.(f)(7);

(8) Except as disclosed in Exhibit 4.(f)(8), no claim has been asserted against Company by any person or entity (i) to the effect that any action by Company infringes on the intangible or intellectual property rights of any other person or entity; or (ii) that challenges or questions the right of Company to use any of the Proprietary Rights being used by it; or (iii) which asserts the right of any third party to use such Proprietary Rights.

(9) Except as disclosed on Exhibit 4.(f)(9) and to Seller’s knowledge, there is no basis for any claim against Company that any of its operations, activities, products, or publications infringes on any patent, trademark, service mark, trade name, copyright, or other proprietary right of a third party, or that Company is illegally or in any unauthorized manner using the trade secrets or any proprietary rights of others.

(10) To Seller’s knowledge, no person or entity is infringing upon or has misappropriated any of Company’s Proprietary Rights. To Seller’s knowledge and except in respect to rights arising from commercially-available software and other such licensed rights, no person or entity other than Company has any right to use any Proprietary Rights.

(g) Customer Receivables. All Customer Receivables arose from the arms’ length sale of inventory and services in the ordinary course of business.

(h) Inventories. All inventories, including but not limited to merchandise, materials, component parts, manufacturing supplies, packaging, work in process and finished goods related to the Business (collectively, “Inventories”) listed in the Financial Statements and those on hand on the Closing Date are accurately and consistently valued at prices determined in accordance with the policy attached as Exhibit 4.(h). No Inventories have been consigned to others.

(i) Contracts. Exhibit 4.(d)(1)(iii) describes all Contracts to which Company is a party or to which it is bound and which arose out of, or relate to, the Business that extend beyond the Closing Date. Sellers have delivered true and correct copies of all such documents evidencing all written Contracts to Buyer. All such Contracts shall remain vested with Company without change or the occurrence of any default following the consummation of the transactions contemplated by this Agreement, except as described on Exhibit 4.(d)(1)(ii).

(j) Litigation. Except as disclosed in Exhibit 4.(j), there are no actions, suits, proceedings or investigations pending or threatened against Company at law or in equity, or before any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which involves a demand for any judgment or liability and which could materially affect the Business or the transactions contemplated by this Agreement. Company is not in default with respect to any order, writ, injunction or decree of any court of federal, state, or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, and that there are no such orders, decrees, injunctions or regulations issued specifically against Company which may affect, limit or control the method or manner of the Business or any transactions contemplated by this Agreement.

(k) Compliance with Law. Company and Seller have, in all material respects, complied with all applicable laws, orders and regulations of any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction, including, but not limited to, laws, orders and regulations thereof relating to antitrust, wage, hours, collective bargaining, employee safety, or legislation pertaining to illegal bribes or kickbacks. The above notwithstanding, all representations and warranties of Seller in respect to environmental matters are limited exclusively to Section 4.(z).

(l) Taxes.

(1) Other than those Taxes (as defined below) specifically listed in Exhibit 4.(l), to Seller’s knowledge, Company has duly and timely filed all required declarations, returns, and reports with foreign, federal, state and local taxing authorities for which Company may be liable which are due and required to be filed by any applicable Tax law (“Returns”). To Seller’s knowledge, all Taxes, interest and penalties shown to be due and payable on the Returns have been paid or adequate provision for the payment thereof has been made. To the knowledge of Seller, there is no Tax audit or examination now pending or threatened with respect to Company.

(2) Company is a member of a consolidated tax group of which Seller is a member for federal income Tax purposes, and has filed income Tax Returns as a member of such tax group since October 1988.

(3) Except as set forth in Exhibit 4.(l), Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any tax assessment or deficiency. Company is not the beneficiary of any extension of time within which to file any Returns.

(4) No Company property is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (“Code”), and no Company property is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(5) Neither Company nor Seller is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to Buyer at the Closing.

(6) To Seller’s knowledge, Company has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and has timely withheld from employee wages and other payments and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(7) Except as set forth in Exhibit 4.(l), there are no pending audits, judicial proceedings, or assessments or deficiencies asserted with respect to Taxes of Company. There is no material pending claim by any taxing authority in any jurisdiction in which Company does not pay Taxes or file Returns that Company is required to pay Taxes or file Returns.

(8) Company has not made an election under Section 341(f) of the Code or agreed to have Code Section 341(f)(2) (and corresponding state, local and foreign tax law provisions) apply to the disposition of any asset owned by it. Company has not been a personal holding company under Section 542 of the Code and has not participated in an international boycott within the meaning of Section 999 of the Code.

(9) Except as set forth in Exhibit 4.(l), Company has not agreed nor is required to make any adjustment under Section 481(a) or 263(A) of the Code or any comparable provision of state, local or foreign Tax laws for any reason.

(10) Company has made no payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(11) To Seller’s knowledge, the Company is in compliance with all material transfer pricing requirements in all jurisdictions in which they do business. To Seller’s knowledge, all compensation and other payments to employees, officers, and any other party (related or unrelated to Seller) are on an arm’s length basis. All intercompany loans are on an arm’s length basis.

(12) To Seller’s knowledge, the Company has no liability for any Taxes of any entity (other than Company) under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign income tax law), as transferee or successor, by contract or otherwise.

(13) Neither Seller nor Company has taken any action that would prevent the acquisition of the Shares pursuant to the Agreement from being treated as a “qualified stock purchase” within the meaning of Section 338 of the Code.

(14) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, capital, excise, stamp, property, sales, use, license, payroll, franchise, duties, business occupation, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign authority, government or subdivision or agency thereof whether computed on a consolidated, unitary, combined, separate or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any primary or secondary liability for taxes; the term “Pre-Closing Period” shall mean any taxable year that ends on or before the Closing Date, and, with respect to any taxable year beginning on or before and ending after the Closing Date, shall mean the portion of such taxable year ending on the Closing Date; the term “Income Taxes” shall mean all federal, state, local, foreign and other governmental Taxes imposed on or with respect to gross or net income.

(m) [Intentionally omitted.]

(n) Warranties and Product Liability. Seller has previously delivered to Buyer true, correct and complete copies of all outstanding standard product warranties and guaranties given by Company with respect to the Business and true, correct and compete copies of all other product warranties and guaranties now in effect with respect to products manufactured or sold by Company concerning the Business. Except as fully described in Exhibit 4.(n), there are no pending claims or actions against Company for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to the best of Company’s and Seller’s knowledge, no such claims or actions are threatened. There are no defects in craftsmanship, design or engineering with respect to any product now or previously sold or manufactured by Company in the Business which may constitute the basis for any such claim against Company or Buyer.

(o) Contingent and Undisclosed Liabilities. Company has no debts, obligations or liabilities, whether known or unknown, fixed or contingent, of any nature whatsoever, relating to the Business not disclosed in writing to Buyer and neither Company nor Seller knows of no basis for any assertion of any claim against the Company or Buyer for any liability relating to the Business except (i) those disclosed in Exhibit 4.(o), (ii) liabilities arising out of post-Closing performance of executory contracts and (iii) Closing Liabilities (items (i) – (iii) collectively “Permitted Exceptions”). The foregoing representation shall not, however, be deemed to apply in respect to the Randolph Environmental Condition or any matters that are specifically addressed by another representation or warranty in this Section 4.

(p) Performance of Contracts. Except as disclosed in Exhibit 4.(p), Company is not in material default, nor has it materially breached any provision of, any contract, agreement, lease, obligation, license or permit (including the Contracts) with regard to all agreements relating to the Business to which it is a party or by which it is bound. Except as disclosed in Exhibit 4.(p), Company has fully performed each material term, condition and covenant of each such contract, agreement, lease, obligation, license or permit required to be performed on or prior to the date of this Agreement (including the Contracts). Except as disclosed in Exhibit 4.(p), Seller knows of no state of facts which, with or without the giving of notice or the passage of time, or both, would give rise to any default or revocation. Except as disclosed in Exhibit 4.(p), Company is neither subject to any penalty, discount or liquidated damages due to the delayed delivery of products, goods or services of the Business prior to Closing, nor has it received any notice that any of the Business’s customer relations are in jeopardy because of such late deliveries or otherwise.

(q) Events Subsequent to February 23, 2003. Except as disclosed in Exhibit 4.(q), Company has not, since February 23, 2003:

(1) Incurred Liabilities. Incurred any obligation or liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

(2) Discharged Debt. Discharged or satisfied any lien or encumbrance, pertaining to the Business, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than liabilities incurred since such date in the ordinary course of business;

(3) Encumbrances. Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the properties utilized in the Business;

(4) Disposition of Assets. Sold or transferred any of the properties utilized in the Business, or canceled any debts or claims or waived any rights, except in the ordinary course of business;

(5) Sale of Business. Entered into any contract for the sale of the Business, or any part thereof, or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement);

(6) Accounting Procedure. Materially changed or modified the accounting methods or practices relating to the Business; or

(7) Capital Expenditure. Purchased or made a commitment for the purchase of capital assets for use or employment in the Business, except in respect to the purchase of vehicles under certain operating leases at Buyer’s request.

(r) Customer Relations. To Seller’s knowledge, no state of facts exist nor have any communications been received, which would indicate that (i) any current customer of Company which accounted for more than 5% of Company’s sales relative to the Business for the most recent fiscal year ended, or (ii) any current supplier of Company (if such supplier could not be replaced by Company at comparable cost), will terminate its business relations with Company.

(s) Brokerage. Company has made no commitment for a brokerage fee in connection with the transactions contemplated by this Agreement. Seller agrees to hold Buyer harmless from all amounts owed by them for any brokerage fee.

(t) Books and Records. The books and accounts of Company relating to the Business are true, complete and correct in all material respects and fully and fairly reflect all of the transactions entered into by or on behalf of Company to which it is a party or by which it is affected.

(u) Transactions with Affiliates. Except as set forth in Exhibit 4.(u), there are no agreements or transactions between Company and Seller or any of its affiliates, and all properties used in the Business are owned by Company.

(v) Binding effect. The Agreement and all documents executed in connection herewith have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against it, in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

(w) Authorization. The transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Seller and on the Closing Date all of the necessary corporate action to authorize the consummation of this Agreement will have been taken. Seller has the power and authority to enter into this Agreement.

(x) Employee Relations. Exhibit 4.(x) sets forth a list of all of the officers, employees and agents of Company. Seller has heretofore provided, for each such person, his or her position, salary or wage rate and respective fringe benefits and any other remuneration paid or payable. Except as disclosed on Exhibit 4.(x):

(1) There is not now in existence or pending, nor has there been within the last three years, any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment or other employment dispute of any nature pending or, to the best of Company and Seller’s knowledge, threatened against Company.

(2) Company is, and during all applicable limitation periods has been, in material compliance with all applicable Federal, state, local or foreign laws, executive orders and regulations respecting employment and employment practice, terms and conditions of employment, occupational safety, wages and hours and there is no existing but unasserted claim for violation of any such laws, executive orders or regulations nor, to the best of Company and Seller’s knowledge, is there any factual basis upon which such a claim could be asserted.

(3) Company has no collective bargaining agreements and is not a party to any written or oral, express or implied, other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by Company without cost, liability or penalty.

(4) Company is not a party to any written or oral contract, agreement or arrangement with any of its present or former directors, officers, employees or agents with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration, or with respect to any matter not disclosed on Exhibit 4.(x)(4).

(5) There is no pending claim or, to the best of Company and Seller’s knowledge, threatened or existing but unasserted claim, against Company for violation of any contract, agreement or arrangement described in Exhibit 4.(x)(4), nor to the best of Company and Seller’s knowledge, is there any factual basis upon which such a claim could be asserted.

(6) Upon termination of the employment of any of Company’s employees, Buyer shall not, subject to Section 7 and except for liabilities arising from the acts or omissions of Buyer or Company after Closing, incur any liability of such termination.

(7) To Seller’s knowledge and except as noted on Exhibit 4.(x), all of the employees listed on Exhibit 4.(x) are able to work a 40-hour work week (based on Company’s current practices) without medical restriction.

(y) Employee Benefit Plans.

(1) Exhibit 4.(y) sets forth all “employee welfare benefit plans”, “employee pension benefit plans” and “multi-employer plans” within the respective meanings of Sections 3(1) and 3(2) and 3(37) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all incentive compensation plans, benefit plans for retired employees and all other employee benefit plans maintained by Company, or to which Company has made payments or contributions on behalf of its employees in the last three years, including, without limitation, all plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance and retirement benefits of any nature, whether formal or informal and whether legally binding or not (each such plan is referred to individually as a “Plan”, collectively as the “Plans”).

(2) To Seller’s knowledge, and except for any multi-employer plans, all Plans covered by the Code and ERISA are, and during all applicable limitation periods have been, in material compliance with the Code and ERISA, and all retirement or pension Plans and welfare benefit plans are qualified plans under the Code and each Plan is in compliance with the applicable provisions of the Code.

(3) There has been no transaction in connection with which Company or any of its directors, agents, officers, or employees could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any similar provision of foreign law.

(4) No Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service (“IRS”), the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”); and any such termination, partial termination, curtailment, discontinuance or merger has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

(5) There are no payments that have become due from any Plan, the trusts created thereunder, or from Company that have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled thereto.

(6) Company has made full and timely payment of all required and discretionary contributions to the Plans.

(7) There has been no “reportable event” as defined in Section 4043 of ERISA with respect to any Plan or any trust created thereunder.

(8) Except as set forth in Exhibit 4.(y), none of the Plans is a “defined benefit plan” within the meaning of Section 3(35) of ERISA and none is subject to Title IV of ERISA.

(9) Neither Company nor any of its directors, officers, employees, or agents has any outstanding liabilities of any nature to the PBGC, the IRS, or the Department of Labor in any way relating to the Plans, and all annual returns required to be filed with respect to the Plans have been timely filed.

(10) Company is not a party to or otherwise subject to any express or implied agreement or plan to provide health coverage or other benefits to retired or current employees except as set forth in Exhibit 4.(y).

(11) Company is not a party to or otherwise subject to any express or implied agreement or plan to provide any employee benefits, wages, deferred compensation, or any other form of benefit or remuneration beyond the date of Closing, except as listed in Exhibit 4.(y).

(12) With respect to all “covered employees” as defined in Section 4980B(f)(7) of the Code and Section 607(2) of ERISA and “qualified beneficiaries” as defined in Section 4980B(g)(1) of the Code and Section 607(3) of ERISA as of the Closing Date, Company has in all material respects complied with all applicable health care continuation requirements under the Code, ERISA and current Federal Regulations. Sellers agree to use their best efforts expeditiously to provide Buyer with all information that Buyer deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA as such requirements have applied to any group health plan maintained by or for Company which failure occurred with respect to any covered employee or qualified beneficiary on or prior to the Closing Date. Sellers further agree to use their best efforts expeditiously to provide to Buyer all information that Buyer needs to correct any failures to comply with such continuation health care coverage requirements. For purposes of this provision, references to the Code and ERISA shall include references to any provisions of such statutes as they may be amended from time to time.

(z) Environmental Matters. Seller has provided Buyer with true, complete and accurate copies of all of the environmental information listed on Exhibit 4.(z)(i) regarding the environmental condition located at the Randolph, Wisconsin real estate (collectively, “Environmental Information”) (“Randolph Facility”). Other than the Environmental Information relating to the environmental condition at the Randolph Facility (“Randolph Environmental Condition”), there is no other information relevant to the Randolph Environmental Condition. Except with respect to the Randolph Environmental Condition and as disclosed on Exhibit 4.(z)(ii):

(1) Company has not, since the date of incorporation, conducted or operated any business from any location other than the Premises.

(2) Company and the Premises comply with all applicable Environmental Laws.

(3) All Hazardous Substances have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Premises or any other parcel of real estate owned, leased or operated (whether or not in reportable quantities) by Company or its agents or invitees (collectively, “Company Properties”), or in any manner introduced onto Company Properties by Company or its agents or invitees, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises in accordance with all applicable Environmental Laws.

(4) Seller and Company have no knowledge of any threat of Release of any Hazardous Substances on, under or from the Premises. There is no threat of Release of any Hazardous Substances which Company or any of its agents or invitees generated, stored, transported, utilized, disposed of, managed or owned.

(5) Company has no liability for response or corrective action, natural resource damage, or other harm pursuant to any Environmental Laws; Company is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving Company or Company Properties; there are no conditions or occurrences at Company Properties currently operated or owned by Company which could form the basis for an Environmental Claim against Company.

(6) Company has not received any notice from the United States Environmental Protection Agency or any other Governmental Authority claiming that (i) the Company Properties, or any use thereof, violates any of the Environmental Laws, or (ii) Company or any of its employees or agents have violated any of the Environmental Laws.

(7) Company has not incurred any liability to the State of Wisconsin, the United States of America or any other Governmental Authority under any of the Environmental Laws.

(8) Company Properties currently operated or owned by Company are not subject to any, and Company and Sellers have no knowledge of any imminent, restriction on the ownership, occupancy, use, or transferability of the Premises in connection with any (i) Environmental Laws or (ii) Release, threatened Release, or disposal of Hazardous Substances.

(9) The Premises do not contain and have not contained any: (i) underground storage tanks, (ii) any amount of asbestos-containing building material, (iii) any landfills or dumps, (iv) Hazardous Substances resulting in its classification as a hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (v) Hazardous Substances resulting in its classification as a site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(10) There are no Environmental Enforcement Actions pending or, to the best of Company and Seller’s knowledge, threatened.

(11) There are no conditions or circumstances at or migrating from the Premises which pose a risk to the environment or the health or safety of persons.

(12) There are no environmental reports, investigations and audits relating to Company Properties which have been prepared within the past five (5) years (whether conducted by or on behalf of Company and Seller or a third party, and whether done at the initiative of Company and Sellers or directed by a governmental or other third party) (collectively, “Reports”). A true, complete and accurate copy of each of the Reports has been made available to Buyer or it consultants.

(13) The following definitions apply to this paragraph.

(A) “CERCLA” shall mean the Comprehensive Environmental Response Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, 42 USC 9601 et seq., and future amendments;

(B) “Environmental Claim” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (A) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Laws, (B) in connection with any Hazardous Substances, (C) from any abatement, removal, remedial, corrective, or other response action in connection with Hazardous Substances, Environmental Laws or other order of a Governmental Authority or (D) from any actual alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment;

(C) “Environmental Enforcement Actions” means actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Company with respect to the Premises arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, re-mediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (A) located on or under the Premises, (B) emanating from the Premises or (C) generated, stored, transported, utilized, disposed of, managed or released by Company on, under or from the Premises;

(D) “Environmental Laws” means federal, state and local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (A) environmental conditions on, under or emanating from the Premises including, but not limited to, (a) laws of the Wisconsin; and the associated rules and regulations promulgated in connection with any of these laws, and (b) laws of the federal government commonly known as CERCLA, RCRA, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (B) the generation, storage, transportation, utilization, disposal, management or release of Hazardous Substances by Company (whether or not on, under or from the Premises) or Company (on, under or from the Premises);

(E) “Governmental Authority” means agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence;

(F) “Hazardous Substances” shall mean, collectively, (A) any “hazardous material,” “hazardous substance,” “hazardous waste,” “oil,” “regulated substance,” “toxic substance,” “restricted hazardous waste,” “special waste” or words of similar import as defined under any of the Environmental Laws; (B) asbestos in any form; (C) urea formaldehyde foam insulation; (D) polychlorinated biphenyls; (E) radon gas; (F) flammable explosives; (G) radioactive materials; (H) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the environment or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (I) any substance, the generation, storage, transportation, utilization, disposal, management, Release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws;

(G) “Premises” shall mean all locations listed on Exhibit 4.(z)(13)(G).

(H) “RCRA” shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments; and

(I) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Substances.

(aa) Bank Accounts. Attached as Exhibit 4.(aa) is a complete and accurate list of all banks, brokerage firm or other financial intermediaries or institutions in which Company has an account or safety deposit box (collectively, “Accounts”) and the names of all individuals authorized to draw on these Accounts, have access to the Accounts or otherwise give instructions regarding the Accounts.

(bb) Insurance. Exhibit 4.(bb) lists all current policies of liability, property damage, fire, workers’ compensation/employer’s liability, title or other forms of insurance owned or carried by Company (“Policies”) and insurance agents or brokers providing such insurance coverage. Company has received no notice from any insurance carrier regarding the possible cancellation of or premium increase with respect to the Policies. Subject to Exhibit 4.(j) (item #1), Company has no claim pending or anticipated against any of the insurance carriers under any of the Policies and there has been no actual or alleged occurrence of any kind that may give rise to any such claim.

(cc) Permits, Licenses and Registrations. Attached Exhibit 4.(cc)(1) is a complete and accurate list of all material licenses, permits, registrations, sub registrations, authorizations and approvals required by any Governmental Entities (as defined below) (collectively, “Licenses”) as are necessary to own, lease or operate Company’s Business. All of the Licenses are valid and in full force and effect. Except as disclosed in Exhibit 4.(cc)(2), Company is in material compliance with all obligations under all Licenses, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Licenses. The term “Governmental Entities” shall mean any federal, state, local, foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal. Company and Seller have not received any notice asserting noncompliance with any applicable law, rule or regulation which if enforced would have a material adverse effect on the Business. No Governmental Entities have indicated any intention to initiate any investigation, inquiry or review involving Company, any Plans or any of Company’s rights or properties.

5. [Intentionally omitted.]

6. Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, Buyer makes the following representations and warranties, each of which shall be deemed to be independent materially and relied upon by Seller, regardless of any investigation made by, or information known to, Seller:

(a) Organization. Buyer is, and on the Closing Date shall be, a corporation validly existing and in good standing under the laws of the State of Michigan.

(b) Authorization. The execution and delivery of this Agreement and the transactions contemplated by it have been duly authorized by the Board of Directors of Buyer and on the Closing Date all of the necessary corporate action to authorize the execution and delivery of this Agreement will have been taken.

(c) No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated by it will not violate any law, order or regulation of any governmental authority, or corporate charter or bylaws of Buyer or constitute a default under any judgment, order or decree of any court or governmental agency or instrumentality, or conflict with or constitute a breach or default under any agreement to which Buyer is a party or by which it is bound.

(d) Brokerage. Buyer has not made a commitment for a brokerage, finders or similar fees in connection with the transactions contemplated by this Agreement.

(e) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

7. Employee Matters.

(a) General. As of the Closing, Buyer will cause Company to offer employment of all individuals currently employed by Company as set forth on Exhibit 4.(x) (“Company Employees”) with position and salary substantially the same as current levels. In addition, the Buyer will cause Company to provide Company Employees with the health, welfare and retirement benefits similar to those provided by Buyer to all its other employees, as contractually allowed by such benefit plans. Notwithstanding anything to the contrary herein, Seller shall (i) retain and be responsible for the termination of no more than four (4) Company Employees, (ii) be responsible for any former employees and all qualified beneficiaries who, on the Closing Date, are receiving health benefits pursuant to COBRA or have retired and are receiving retiree health or other retiree benefits, and (iii) retain responsibility for one (1) Company Employee who has requested to be placed on long-term disability; provided, however, that once such disability period ends and all medical restrictions lifted, Buyer will cause the Company to offer such employee a position comparable to that previously held within the Company Business. In addition, Seller will offer severance to one Company employee on short-term disability as of Closing. If the offer of severance is declined, such employee shall be offered employment on terms and conditions established by Buyer in its discretion and otherwise such shall become the sole responsibility of Buyer.

(b) Pension Plan. As of the Closing Date, Company Employees shall cease to actively participate in the ConAgra Pension Plan for Salaried Employees (the “Pension Plan”) and will receive no further benefit accruals under the Pension Plan.

(c) 401(k) Plans. As of the Closing Date, Company Employees shall cease to actively participate in the ConAgra Retirement Income Savings Plan (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan for the benefit of Company Employees. As of the Closing Date, the interests of Company Employees in the 401(k) Plan shall be one hundred percent (100%) vested and shall be fully nonforfeitable.

(d) Welfare Plans. The parties acknowledge that Company Employees participate in Seller’s Plans (as defined in Section 4.(y)). As of the Closing Date, Company Employees shall cease to participate in such welfare plans and programs.

(e) Buyer Plans. Buyer shall cause Company to have prior periods of service with Seller and its affiliates to count for purposes of Buyer’s vacation plan. Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, and waiting period requirements or any similar provisions, under any medical plan provided to Company Employees after the Closing Date.

(f) Employee Agreements. Buyer and Seller agree that after Closing Buyer will require all Company Employees to sign a statement by which they agree that, effective immediately, (i) their employment is “at will”; (ii) they acknowledge receipt of the employee handbook which will govern the terms of their employment; and (iii) any other information mutually agreed upon.

(g) Cooperation. The parties shall cooperate with each other to provide any information, filings or notices as appropriate with respect to this Section 7. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of ERISA as needed to cease the benefit accruals.

8. [Intentionally omitted.]

9. Survival of Representations and Indemnification.

(a) Survival of Representations. Buyer and Seller agree that all representations, warranties and indemnities (“Representations”) shall, subject to Section 12, survive the execution and delivery of this Agreement as follows. The Representations given in (i) Paragraphs 4.(a), (d)(1) (second sentence only), (d)(2) (fourth sentence only), (f)(2) (second sentence only), (f)(3) (second sentence only), (v) and (w), Paragraphs 6.(a), (b) and (e) shall continue indefinitely; (ii) all Seller’s environmental representations in Section 4 (excluding the Randolph Environmental Condition) without regard as to whether the breach of the warranty or representation is characterized as litigation, non-compliance with law, environmental or other breach of Seller’s environmental matters shall expire upon the 10th anniversary of the Closing Date; (iii) Paragraphs 4(l) and 12 (and indemnification relating to tax matters) shall continue until 90 days after expiration of the applicable statute of limitation; (iv) Paragraphs 4.(j), (k), (n) and (o) (other than those items that fall under (ii) above) shall expire upon the 5th anniversary of the Closing Date; and (v) all others shall expire upon the 2nd anniversary of the Closing Date. Any claim that an item breaches more than one Representation shall be deemed to fall into the category that has the longest survival period. This Paragraph 9 shall not apply to either party’s covenants set forth in this Agreement.

(b) Indemnification by Seller. Subject to the limitations set forth in Paragraphs 9.(b) and (f), Seller agrees to indemnify and hold Buyer harmless from and against any and all Damages (as defined in Paragraph 9.(d)) incurred by Buyer or which Buyer may sustain at any time arising out of or by reason of:

(2) The inaccuracy or breach of any of the Representations made by Seller in or pursuant to this Agreement (with Damages associated with such inaccuracy or breach to be determined without giving effect to any materiality qualification);

(3) Any failure by Seller to perform any obligation or comply with any covenant or agreement of Seller specified in this Agreement or in any other document executed at Closing;

(4) Any claim (i) for wages or fringe benefits made by any employee of Company with respect to the period ending immediately preceding the Closing Date (except as may be accrued as Closing Liabilities); (ii) for severance payments or other liabilities with respect to the termination of any employees of Company, provided such payments or liabilities arose from events occurring prior to the Closing Date; or (iii) with respect to the injury or death of any such employee arising out of events occurring prior to the Closing Date, subject to the parties’ obligations under Section 7;

(5) Any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product made, sold, or service provided, by Company prior to the Closing Date;

(6) Any Company debt, obligation or liability, whether known or unknown, fixed or contingent, of any nature whatsoever before the Closing Date, including but not limited to all taxes and environmental liabilities of any nature (other than the Randolph Environmental Condition, and other than the EPA claim described in Exhibit 4.(j), item #2) other than Permitted Exceptions ;

(7) Any liability or obligation arising out of (A) the termination of employment of any employee by Company on or prior to the Closing, or (B) any Benefit Plan; or

(8) Any several liability of Company under Treasury Regulation Section 1.1502-6 promulgated by the Department of Treasury (“Treasury Regulation”) or any under any comparable or similar provision under state, local or foreign tax laws or regulations for any period ending on or before the Closing Date.

Seller agrees that it shall not have any claim or right of indemnification or contribution or any other right of recourse against Company with respect to Damages and Seller waives and releases any and all such claims and right. Seller further agrees that the indemnities set forth in clauses (3) through (7) above shall not be affected by disclosures which relate thereto and are contained in the Exhibits.

Seller and Buyer agree that its indemnity rights pursuant to this Paragraph 9.(b) shall be available if and only if the claim for indemnification is made in accordance with Paragraph 9.(e) within the following periods of the Closing Date:

Paragraphs (b)(3) and (6) within 2 years.

Paragraphs (b)(4) within five years.

Paragraph (b)5) within five years, except all environmental matters within 10 years.

Paragraph (b)(7) within 90 days of the expiration of the statute of limitations.

Any claim that an item breaches more than one provision of Paragraph 9.(b) shall be deemed to fall into the preceding category that has the longest survival period.

(c) Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller from and against any Damages incurred by reason of any breach of any representation, warranty or covenant of Buyer and, for a period of ten years after Closing, all Damages Seller incurs by reason of the Randolph Environmental Condition. Buyer agrees to cause Company to defend, indemnify and hold harmless Seller from and against any Damages incurred by reason of (I) liabilities arising out of the Randolph Environmental Condition; (II) any liabilities arising from the operation or conduct of Company by Buyer subsequent to the Closing Date; and (III) any product shipped or manufactured by or any services provided by Company with respect to the Business subsequent to the Closing Date.

(d) Damages. An Indemnified Party (as defined in Paragraph 9.(e)(1)) shall be entitled to recover the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the Indemnified Party (as defined in Paragraph 9.(e)(1)) is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the Indemnified Party (as defined in Paragraph 9.(e)(1))) is entitled and (iii) any warranty reimbursements (collectively, “Damages”).

(e) Assertion and Defense of Indemnification Claims.

(1) Assertion of Claim. Buyer or Seller under Paragraphs 9.(b) and (c), respectively (“Indemnified Party”), shall give notice to the other (“Indemnifying Party”) as soon as reasonably possible after the Indemnified Party has actual knowledge of any claim to which the Indemnifying Party has an obligation to indemnify, including the amount, if known, and shall promptly supply any other information in possession of the Indemnified Party supporting the claim. The omission by the Indemnified Party to give Notice as soon as reasonably possible will not relieve the Indemnifying Party of its indemnification obligations, unless the failure to give notice to the Indemnifying Party materially prejudices the Indemnifying Party or notice is given after the end of the survival period of the applicable representation of warranty or other basis of the claim. All indemnification claims must be asserted by giving notice within the survival period of the applicable representation or warranty or other basis for the claim.

(2) Defense of Undisputed Claim. The Indemnified Party will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim in any litigation. The Indemnifying Party may settle or compromise any third party claim or litigation only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter which it has an obligation to indemnify, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion, all at the expense of the Indemnifying Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the pertinent records of each party shall be available to the other with respect to the defense.

(3) Defense of Disputed Claim. Should an Indemnifying Party provide Notice to the Indemnified Party regarding a claim or action by a third party for which the Indemnifying Party declines to assume the defense, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity: (1) to conduct any proceedings or negotiations in connection therewith; (2) to take all other required steps or proceedings to settle or defend any third party action; or (3) to employ counsel to contest any third party claim or action in the name of the Indemnified Party or otherwise. If the Indemnifying Party desires to assume the defense of the third party claim or action, it shall promptly give Notice to the Indemnified Party. The Indemnifying Party and the Indemnified Party may participate in the defense at their own expense.

(f) Limitation on Recovery. Anything in this Paragraph 9 to the contrary notwithstanding, there shall be no recovery under (I) Paragraph 9.(b) until, and only to the extent that, the total claims for indemnification under those provisions exceed one percent (1%) of the Purchase Price, as adjusted as provided in this Agreement; (II) Paragraph 9(b) to the extent the total recovery on all claims for indemnification under Paragraph 9.(b) exceeds the Purchase Price, as adjusted as provided in this Agreement; and (III) Paragraph 9(c) until and only to the extent that, the total claims for indemnification under those provisions exceed one percent (1%) of the Purchase Price, as adjusted as provided in this Agreement; however, the foregoing clause (III) shall not apply towards obligations relating to the Randolph Environmental Condition, the EPA claim described in Exhibit 4(j), or the Closing Liabilities, nor shall the foregoing clauses (I) or (III) apply towards any obligations of the parties under Sections 2(e), 10, 11 or 12.

(g) Intentionally Omitted.

(h) Sole Remedy. Each party agrees that its sole remedy in respect to breach of any warranty or representation by the other party hereunder shall be limited to indemnification pursuant to this Section 9.

10. Covenants.

(a) Seller’s Covenants. Seller covenants and agrees with Buyer as follows:

(1) Confidentiality. For a period of five (5) years following the Closing, (i) Seller shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other legal requirements) all Company Information (as defined below) and will not disclose the same to any third party or use the same for any purpose referred to in and (ii) shall return all such Company Information to Company. The term “Company Information” shall mean all information concerning Company and its business and assets, including without limitation all information concerning Company’s products, product formulations, services, manufacturing and other processes, Proprietary Rights, technology, suppliers, customers, pricing policies and mark ups, except information (x) ascertainable or obtained from public information, or (y) which is or becomes known to the public, other than through a breach of this Agreement. Notwithstanding any provision contained herein, each party hereto (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

(2) Covenant not to Compete. In furtherance of the sale to Buyer of the Shares and the business represented thereby, ConAgra Foods, Inc. and Seller, each separately agree that for a period of five (5) years from the Closing Date, neither it nor any of its respective subsidiaries or affiliates (collectively, “CNC Parties”) shall, directly or indirectly, through equity ownership or otherwise, for themselves or any other person or entity, engage in the business of formulating, developing or manufacturing rodenticide products anywhere in the world; provided, however, that nothing herein shall be construed to prevent any CNC Parties from owning, as an investment, up to one percent (1%) of a class of equity securities issued by any competitor of Buyer or Company that is publicly traded and registered under Section 12 of the 1934 Act. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city included within each such state and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the mutual covenants contained within this Agreement provide adequate consideration for the enforcement of this Paragraph.

(3) Remedies. Seller agrees that the restrictive covenants in Paragraph 10.(a)(2) is reasonable in their geographic scope and duration and may be enforced by specific performance or otherwise. Seller shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. In the event that, notwithstanding the foregoing, a covenant included in Paragraph 10.(a)(2) of this Agreement shall be deemed by any court to be unreasonably broad or violative of applicable law in any respect, it shall be modified in order that it be reasonable or not violative of applicable law, as the case may be, and shall be enforced accordingly. Without limitation of the foregoing, in the event that, notwithstanding the foregoing, in any judicial proceeding, a court shall refuse to enforce any of the covenants contained in Paragraph 10.(a)(2) or any of the separate covenants deemed included in Paragraph 10.(a)(2), then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit such covenant and the remaining separate covenants of Paragraph 10(a)(2) to be enforced.

11. Transactions Subsequent to Closing.

(a) Further Assurances. Buyer and Seller agree that, from time to time after Closing, and upon request, they shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in Buyer the Shares or to otherwise carry out the terms and conditions of this Agreement.

(b) Storage of Certain Products. For a period of up to 30 days after Closing, Buyer agrees to cause Company to store at the Randolph Facility for no charge all insecticide inventories on hand at the Randolph Facility on the Closing Date; provided Seller agrees to insure these inventories and bears all risk of loss other than on account of Company’s negligence.

(c) Relocation of Certain Inventories. Seller agrees to transport, at its sole cost and expense, all Inventories not located at the Randolph Facility or the Leased Property on the Closing Date to a location designated by Buyer in Randolph, Wisconsin; provided, however, such location must be designated and made available within forty five (45) days after Closing.

(d) Transition Services. Seller agrees to perform and cause other affiliates to provide the services for the period of time after Closing and for the cost identified on Exhibit 11.(d). (“Transition Services”) for Buyer and Company

(e) Audit. The Seller recognizes the legitimate needs of the Buyer to obtain audited financial information to meet the Buyer’s obligations for filings with the Securities and Exchange Commission. The Seller will use all commercially-reasonable efforts to provide the audit firm of the Buyer’s choice access to personnel, systems and information needed for the audit firm to complete their procedures in a cost effective manner.

(f) Insurance Matters. Buyer acknowledges that Company is covered by certain insurance policies and insurable risk programs made available through Seller as described in Exhibit 4.(bb). As of Closing, all such coverages shall be discontinued and

Buyer shall cause Company to implement its own insurance policies and programs as of the Closing Date.

(g) Trade Names. Seller specifically and exclusively retains, and Buyer acknowledges that it will not acquire, and that Company does not own, any right, title or interest to the trade names “ConAgra”, “United Agri Products”, “UAP”, “Loveland”, or any derivations thereof, or any logos or trademarks related thereto. Buyer agrees that promptly after Closing it will cause Company to discontinue the use of any stationery, letterhead, preprinted forms, advertising or other form of media that uses or references any such names or logos and take all such other action as may be necessary to dissociate Seller with the operations of Company after Closing; provided that Buyer will be permitted to exhaust all of the packaging materials on hand at Closing containing these names and marks for a period not to exceed twelve months after Closing.

(h) Record Retention. Except as set forth below, Buyer will cause all books and records of Company relating to pre-Closing matters (collectively, the “Records”) to be retained for seven years after the date such document was created (“Retention Term”). During the Retention Term, Buyer shall allow Seller and its representatives access to inspect or copy the Records during normal business hours. In the event Buyer intends to destroy any Records at the end of such Retention Term, Buyer shall first notify Seller at which time Seller shall have the right to remove the Records at its own cost.

(i) Company Information. Buyer shall cooperate with and provide to Seller any such records and information as may be needed after Closing for purposes of finalizing its accounting records of, and responding to any audits or other government inquiries relating to, Company. Such information shall be furnished to Seller without charge, except that Seller will reimburse Buyer for any out-of-pocket copy costs.

(j) Prozap License. Buyer understands that in order to have use of the “Prozap” trademark, it must independently negotiate and enter into a license with Chem-Tech, Ltd. in which such trademark would be licensed to Company on a perpetual, royalty free basis, solely in respect to molluscicide products and zinc-phosphide rodenticide products. Buyer would be responsible for all registration obligations associated with such products.

(k) Environmental Covenant Not to Sue. Buyer covenants that Seller shall have no responsibility to Buyer or Company in respect to the Randolph Environmental Condition. Buyer, for itself and on behalf of the Company, hereby forever waives, releases and covenants not to bring or aid any investigation, inquiry, action, demand, liability, claim, lawsuit or any other type of administrative or judicial action, whether known, unknown, actual or contingent, accrued or unaccrued, against Seller or its affiliates which Buyer, the Company, or any of their respective affiliates, predecessors or successors may now or hereafter hold, which arise from or relate to the Randolph Environmental Condition.

(l) Discontinuation of Seller Services. The parties agree that the services provided to Company by Seller as set forth on Exhibit 4.(u) will, subject to

Section 11.(d), be discontinued as of Closing. The bank accounts set forth in Exhibit 4.(aa) will be retained by Seller.

(m) Registration Assistance. Seller has prepared and filed the necessary transfers of product registrations to Company at the U.S. federal level, Seller is in the process of, and will continue, renewing product registrations at the appropriate U.S. state level for calendar year 2004. For those registrations which have been recently transferred by Seller to Company at the federal level, Seller will continue such filings during the appropriate discontinuance periods dictated by applicable state law. For those registrations which were not transferred by Seller prior to Closing, Seller will complete the renewal process at each state for calendar year 2004. Except for Seller’s filing obligations described above, which in all events will be discontinued as of December 31, 2003, Buyer shall be responsible for any and all other product registration filings. It is agreed that any and all federal and state registration fees paid in respect to calendar year 2004 will be included as a prepaid item and therefore included as a Closing Liability. For all of the above filings made by Seller after Closing, Buyer agrees to reimburse Seller for the state registration fees, as well as any and all related out-of-pocket payments to third parties, on a monthly basis. Seller agrees to provide Buyer in advance of any payment for which it is responsible with a copy of the applicable invoice, if any, description of the registration to which the payment relates and any other information relevant to permit Buyer to approve or disapprove of the payment.

(n) Receivables. Seller shall retain all trade receivables (other than Customer Receivables) that relate to Business sales transactions that arose prior to Closing. Buyer shall be entitled to the Customer Receivables and all trade receivables relating to Business sales transactions that arise after Closing. Accordingly, (i) if Buyer receives any remittance from any account debtor with respect to any receivables retained by Seller, Buyer shall endorse such remittance to the order of Seller and forward it to Seller immediately upon receipt thereof, and (ii) if Seller receives any remittance from any account debtor with respect to any receivables of Buyer, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof. Buyer and Seller agree to provide each other all information, reports and reconciliations, including, without limitation, reports detailing such collections, reasonably requested and to take all such other action reasonably necessary to ensure the purposes of this Section.

(o) Rebates. Set forth at Exhibit 4.(d)(1)(iii) are written descriptions of customer incentive, cooperative advertising and rebate programs in effect with respect to certain customers of the Business. Seller has paid or will pay as of the Closing Date, all rebates or incentives accrued or earned with respect to any and all such programs through the Closing Date. Buyer shall pay any and all rebates or incentives accrued or earned with respect to such programs after the Closing.

Certain of the programs contain annual sales incentives which are not ascertainable until the end of February 2004 (“Annual Sales Incentives”). After Closing, but prior to Settlement, Buyer and Seller hereby agree to estimate the Annual Sales

Incentive due each applicable customer based upon sales made during the nine (9) month period of February 2003 through November 2003. The estimated Annual Sales Incentive for each such customer shall be based on estimated sales equal to the product of (x) the customer’s sales during the period of February 24, 2003 through November 23, 2003, multiplied by (y) 1.333. Seller shall pay to each customer 75% of such estimated Annual Sales Incentive and Buyer shall pay the balance, if any, owed to each customer regardless of whether the balance plus the amount paid by Seller exceeds such estimated amount.

Certain customers of the Business participate in “cooperative advertising programs” which involve the payment of certain advertising costs. The amounts available under those programs cannot be determined at Closing. Consequently, Buyer and Seller agree to prepare after Closing, but prior to Settlement, a good faith estimate of payments owed to such customers through Closing. Seller shall be responsible for paying such estimated amounts to Company, and Company shall be responsible for all other payment obligations (if any) owed under such advertising programs.

After Closing, and except as provided above, Seller shall have no further liability to any Customer for Annual Sales Incentive payments or any other obligations relating to the Customer programs except as provided in this Section 11(o).

12. Tax Matters.

(a) Tax Sharing Agreements. Seller will cause any tax sharing or other allocation agreement with respect to Taxes between Company and Seller (or any affiliates) to be terminated as of the Closing Date so that they have no further effect for any taxable period. This Paragraph 12 and Paragraph 4(l) above shall control all of the parties’ respective obligations for Taxes affecting Company and supersedes any and all prior agreements, contracts or understandings regarding Company’s Taxes. Paragraph 12 shall control any conflict between Paragraphs 12 and 4.(l).

(b) Section 338(h)(10) Election. Seller agrees that it will, and with Buyer’s cooperation will cause Company to, make an election or join in making an election under Section 338(h)(10) of the Code in order to treat the sale of the Shares as a sale of all the assets of Company for federal income Tax purposes and an election under the statutes of such states and localities as permit an equivalent election to treat the sale of the Shares as a sale of all its assets as provided by such states’ and localities’ applicable laws for state and local income Tax purposes. Seller agrees that it will, and with Buyer’s cooperation will cause Company to, comply with all of the requirements and conditions of Section 338(h)(10) of the Code and the treasury regulations thereunder and all other applicable Code sections and treasury regulations relating thereto, including without limitation, the execution and timely filing of Form 8023 entitled “Elections Under Section 338 for Corporations Making Qualified Stock Purchases” or any successor form of similar import, and any forms required to effectuate similar elections for state or local income Tax purposes. The parties agree that the Purchase Price shall be allocated to the assets of Company in accordance with Exhibit 12(b)(2) hereto. Each party covenants to report a gain, loss or cost basis, as the case may be, and to act and file Tax Returns (including but not limited to, IRS Form 8883) in a manner consistent with Exhibit 12(b)(2) for federal, state and local Income Tax purposes. Neither Seller, Buyer nor Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with Exhibit 12(b)(2) unless required to do so by a final, non-appealable decision of a court of competent jurisdiction. Buyer will promptly notify Seller in the event the IRS challenges, or threatens to challenge, such allocations. Buyer shall cause Company after the Closing Date to cooperate with Seller in the timely and proper filing of all applicable federal, state and local elections required to be filed under this Section.

(c) Tax Returns.

(1) Income Tax Returns. Buyer shall cause Company to consent to join, for all Tax periods of Company ending on or before the Closing Date for which Company is eligible to do so, in any consolidated or combined federal, state or local Income Tax Returns of Seller. Seller shall cause to be prepared and timely filed any and all consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or foreign Income Tax Returns for Company for all Tax periods of Company ending on or before the Closing Date. Buyer shall cause to be prepared and timely filed any and all Income Tax Returns of Company for Tax periods of Company ending after the Closing Date. Seller shall have the right to approve all Income Tax Returns of Company that are prepared by or at the direction of Buyer that covers a tax period beginning before and ending after the Closing Date, which approval shall not be unreasonably withheld or delayed. The parties agree to cooperate with each other and each other’s affiliates in the preparation of the portions of such Returns pertaining to Company. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such Returns as they relate to Company, to the extent reasonably necessary in preparing said Returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of said Returns. Seller shall pay on a timely basis all income Taxes in respect to the Pre-Closing Period shown as due on such Returns. Buyer shall pay on a timely basis all income Taxes in respect to tax periods of Company ending after the Closing Date. The parties shall make available to each other copies of the portions of such Returns relating to Company for taxable years ending before or including the Closing Date.

(2) Non-Income Tax Returns. Seller shall cause to be prepared and timely filed all non-Income Tax Returns of Company for all Tax periods ending on or before the Closing Date. Buyer shall cause Company to prepare and timely file all non-Income Tax Returns for all Tax periods ending after the Closing Date. Seller shall have the right to approve all non-Income Tax Returns of Company that are prepared by or at the direction of Buyer that covers a tax period beginning before and ending after the Closing Date, which approval shall not be unreasonably withheld or delayed. The parties agree to cooperate with each other and their affiliates in the preparation of such non-Income Tax Returns. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such Returns to the extent reasonably necessary in preparing said Returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of such Returns. Except to the extent accrued as a current non-Income Tax liability in Company’s books and records as of the Closing Date, Seller shall pay on a timely basis all non-Income Taxes in respect of the Pre-Closing Period as shown as due on such returns; provided, that Buyer shall pay or cause Company to pay on a timely basis the portion of such Pre-Closing Period non-Income Taxes which are part of the Closing Liabilities. Buyer shall cause Company to pay all non-Income Taxes to which such non-Income Tax Returns relate for all periods after the Closing Date. The parties shall make available to each other copies of non-Income Tax Returns of the Companies covering Tax periods ending before or including the Closing Date.

(3) Allocations. Seller shall include the income and deductions of Company (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-19, or equivalent provisions of state or local law) on Seller’s consolidated or combined federal, state or local Income Tax Returns for all periods through the Closing Date and shall pay any Taxes attributable thereto. In any case where any Tax Return covers a Tax period beginning before and ending after the Closing Date, the amount of Taxes allocable between Seller on one hand, and Buyer and Company on the other hand, shall be determined by closing the books of Company as of and including the Closing Date. If the allocation of an item of income, deduction, loss or credit cannot be specifically allocated based on such closing of the books, such item shall be allocated on a daily basis. In case of the Taxes attributable to the Pre-Closing Period, Seller shall be liable for such Taxes except to the extent such Taxes are part of the Closing Liabilities. In case of (i) the Taxes attributable to the portion of such Tax period following the Closing Date, and (ii) the portion of Taxes part of the Closing Liabilities, Buyer and Company shall, as to Seller, be jointly and severally liable for such Taxes.

(d) Allocation of Income Tax Benefits.

(1) If any adjustments shall be made to any federal, state, local or foreign Income Tax returns relating to Company or Seller for the Pre-Closing Period which result in any Income Tax detriment to Seller or any affiliate of Seller with respect to such period and any Income Tax benefit to Company, Buyer or any affiliate of Buyer for any Tax period ending after the Closing Date (to the extent such Income Tax benefit is realized after the Closing Date), Seller shall be entitled to the benefit of such Income Tax benefit to the extent of the related Income Tax detriment (except to the extent accrued as a Prepaid), and Buyer shall or shall cause Company to pay to Seller such amount at such times or times as and to the extent that Company, Buyer or any affiliate of Buyer actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Tax which any of them would otherwise have had to pay if such adjustment had not been made.

(2) If any adjustment shall be made to any federal, state, local or foreign Income Tax returns relating to Company for any Tax period ending after the Pre-Closing Period which result in any Income Tax detriment to Buyer, Company or any affiliate of Buyer with respect to such period and any Income Tax benefit to Seller or any affiliate of Seller for any Pre-Closing Period, Buyer shall be entitled to the benefit of such Income Tax benefits to the extent of the related Income Tax detriment. Seller shall pay to Buyer such amount (except to the extent part of the Closing Liabilities) at such time or times as and to the extent that Seller or any affiliate of Seller actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Taxes which Seller or any such affiliate would otherwise have had to pay if such adjustment had not been made.

(3) Notwithstanding anything contained in Paragraph 9(f) to the contrary, payments pursuant to Paragraphs 12 shall not be limited by any indemnity baskets, caps or other limitations whatsoever.

(e) Seller’s Tax Indemnity. From and after the Closing Date, Seller shall pay for, and shall indemnify, defend and hold harmless each of the Buyer and Company from and against, any liability for Taxes imposed on Company in respect to the Pre-Closing Period to the extent not included in the Closing Liabilities.

(f) Refunds. Any refunds of Taxes received by Company attributable to the Pre-Closing Period shall be for the benefit of Seller except to the extent included in the Prepaids. Buyer shall or shall cause Company to pay to Seller or its order any such refunds within ten (10) days of receipt thereof.

(g) Cooperation. After the Closing Date, Seller and Buyer shall make available to the other and to Company, free of charge, cost or expense and as reasonably requested, all information, records or documents reasonably relevant to Tax liabilities or potential Tax liabilities of either Company or its predecessors for all periods prior to or including the Closing Date (or any matter, transaction or event occurring on or before the Closing Date that may affect such a Tax liability) and each such person shall preserve all such available information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each such person shall provide, free of charge, cost or expense, the other(s) and the pertinent Tax Authority with all available information and documentation reasonably necessary to comply with all Tax audit information requests or inquiries made of any such periods relevant to such Tax liabilities or potential Tax liabilities (or any matter, transaction or event occurring on or before the Closing date that reasonably may affect such a Tax liability). Any information obtained pursuant to this Section 12 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

(h) Tax Audits. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any affiliate of Buyer, or Company, and Seller shall promptly notify Buyer in writing upon receipt by Seller or any affiliate of Seller, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of Company (other than consolidated or combined Income Tax audits, examinations or assessments), so long as any Taxable year within the Pre-Closing Period remains open. Seller shall have the sole right to represent Company and its predecessors in any Tax audit or administrative or court proceeding relating to the Pre-Closing Period, and to employ counsel of its choice at its expense; provided Seller shall not agree or consent to any proposed adjustment that adversely affects Company or Seller after the Closing without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.

(i) Buyer’s Indemnity. From and after the Closing Date, Buyer and Company shall jointly and severally indemnify, defend and hold Seller and its affiliates harmless from and against, any liability for all Taxes for Tax periods (or portion thereof) of Company which occur or begin after the Closing Date, including, without limitation, any such liability with respect to operations of Company and dispositions of assets by Company after the Closing Date, and Buyer shall pay, indemnify and hold Seller and its affiliates harmless from and against any liability resulting directly or indirectly from any breach or nonfulfillment of any agreement or covenants on the part of Buyer or Company under this Section 12.

13. Notices. All notices and other communications required or permitted under this Agreement shall be given if mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger, overnight courier, fax or telegram to the parties at the following addresses, or to such other changed address as such party may have given by notice:

Buyer:	Neogen Corporation 620 Lesher Place Lansing, Michigan 48912 Attn: President Facsimile: 517-372-0108

And a copy to:	Foster Zack & Lowe, P.C. Attention: Richard C. Lowe 2125 University Park Drive, Suite 250 Lansing, MI 48933 Facsimile: 517-706-5801

Seller:	United Agri Products, Inc. 7251 West 4th Street Greeley, CO 80634 Attn: President Facsimile: (970) 339-2633

And a copy to:	ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102 Attn: Corporate Controller Facsimile: (402) 595-4611

14. Applicable Law. This Agreement shall be interpreted and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Michigan.

15. Integration. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter, and supersedes all prior discussions, representations, amendments or understandings of every kind and nature between them.

16. Amendments. Any amendment, alteration, supplement, modification or waiver shall be invalid unless it is in writing and signed by both parties.

17. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the provision.

18. Assignability. This Agreement may be assigned by Buyer without the prior written consent of Seller; provided, Buyer shall continue to be liable for the performance of all obligations pursuant to the Agreement. Seller may not assign this Agreement without the prior written consent of Buyer.

19. Benefit. This Agreement shall be binding upon and inure to the benefit of Buyer and Sellers and their respective successors and permitted assigns.

20. Captions. Captions contained in this Agreement are inserted for reference and in no way define, limit, extend or describe the Agreement or the intent of any provision in this Agreement.

21. Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the parties may require.

22. Exhibits. The parties agree that the Exhibits attached to this Agreement shall be treated for all purposes as part of this Agreement.

23. Prevailing Party. The prevailing party in any litigation or arbitration should the parties mutually agree to arbitrate involving this Agreement (other than those matters governed by Paragraph 9, which, for the avoidance of doubt, contains its own provision for fees and expenses) shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorney’s fees and expenses, incurred by the prevailing party.

24. Construction of Agreement. The parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

25. Interpretation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “Seller’s knowledge” shall mean the actual knowledge of those individuals set forth on Exhibit 25. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant to the Agreement unless otherwise defined in the Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in the Agreement means such agreement, instrument, or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to any person or entity are also to its permitted successors and assigns.

26. Terms of Sale. Buyer acknowledges that except as otherwise specifically set forth in Section 4 of this Agreement, the Shares are being sold to Buyer on an “as-is, where-is” basis without any representations or warranties, express or implied. Except to the extent and as expressly covered by a representation or warranty made by Seller and contained in Section 4 of this Agreement Without limiting the generality of the foregoing, Buyer agrees that Seller has made no representation or warranty to Buyer with respect to, and shall have no liability for:

(a) Any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business or Company, or the future business, operations or affairs of Company or the Business, heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or affiliates; or

(b) Any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or affiliates with respect to the Business.

27. Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them in the paragraphs contained in attached Exhibit 27.

28. Expenses. Each party shall pay its own costs associated with the preparation and negotiation of this Agreement. Buyer will obtain and pay all premiums on title insurance for the Randolph Facility. Seller will be responsible for any costs associated with obtaining the title commitment specified in Section 4(d)(2).

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The parties have executed this Agreement as of the date first above written.

SELLER:

United Agri Products, Inc.

By:

,
Its

BUYER:

Neogen Corporation

By:

James L. Herbert,
its President

For valuable consideration, ConAgra Foods, Inc. (“CAF”) agrees to (i) be bound by Paragraphs 10(a)(2), 13 – 25 and 27 and (ii) absolutely and unconditionally guaranties to Buyer the prompt and timely collection of any and all monetary obligations of Seller pursuant to Section 9(b) of the Agreement. These obligations of CAF are continuing and irrevocable and, provided CAF has consented in writing thereto, will not be discharged or affected by any new agreements, extensions, amendments, renewals or waivers of default by Seller with Buyer or any other adjustments or compromises between Seller and Buyer or any other circumstance (other than complete satisfaction of the obligations of Seller) that might constitute a legal or equitable discharge of a guarantor or surety. The above notwithstanding, CAF shall not be construed as a guarantor, or as indemnifying Buyer or Company in respect to any breach, of the performance by Seller of any post-Closing covenant herein, specifically including those set forth in Sections 10 and 11.

ConAgra Foods, Inc.

By:

,
Its

Index of Exhibits

Exhibit 2.(c)(1)	Target Receivables

Exhibit 2(c)(2)	Target Inventories

Exhibit 2.(c)(3)	Target Prepaids

Exhibit 4.(a)	Foreign Qualification; Directors and Officers

Exhibit 4.(c)	Financial Statements and Preparation Information

Exhibit 4.(d)(1)(i)	List of Non-Real Estate Assets

Exhibit 4.(d)(1)(ii)	Exceptions to Good Title to Assets and Free and Clear of Liens

Exhibit 4.(d)(1)(iii)	List of Contracts

Exhibit 4.(d)(2)(i)	Real Property

Exhibit 4.(d)(2)(ii)	Exceptions to Good Title to Owned Real Estate and Free and Clear of Liens

Exhibit 4.(d)(4)	Assets Not Used in the Business

Exhibit 4.(e)	Non-Compliance

Exhibit 4.(f)(1)	Technology Licenses and Registrations

Exhibit 4.(f)(2)	Patents, Trademarks, Service Marks and Copyrights

Exhibit 4.(f)(3)	Unregistered Trademarks, Service Marks, Copyrights and Trade Names

Exhibit 4.(f)(5)	Software Developed by Seller; Software Used in Business

Exhibit 4.(f)(6)	Unauthorized Use of Intellectual Property of Others

Exhibit 4.(f)(7)	Grant of Rights

Exhibit 4.(f)(8)	Claims of Infringement of Intellectual Property of Others

Exhibit 4.(f)(9)	Claims of Unauthorized Use of Intellectual Property of Others

Exhibit 4.(h)	Inventory Valuation Policy

Exhibit 4.(j)	Litigation

Exhibit 4.(l)	Tax Related Disclosures

Exhibit 4.(n)	Liability Claims

Exhibit 4.(o)	Undisclosed and Contingent Liabilities

Exhibit 4.(p)	Non-Performance of Contracts

Exhibit 4.(q)	Changes Since February 23, 2003

Exhibit 4.(u)	Transactions with Affiliates

Exhibit 4.(x)	Employee Information

Exhibit 4.(x)(4)	Employment Agreements

Exhibit 4.(y)	Employee Benefit Plans and Related Matters

Exhibit 4.(z)(i)	Randolph Environmental Information

Exhibit 4.(z)(ii)	Environmental Matters

Exhibit 4.(z)(13)(G)	Company’s Prior and Current Locations

Exhibit 4.(aa)	Bank Accounts

Exhibit 4.(bb)	Insurance Information

Exhibit 4.(cc)(1)	List of Licenses and Permits

Exhibit 4.(cc)(2)	Non-Compliance with Licenses and Permits

Exhibit 11.(d)	Transition Services

Exhibit 12.(b)(2)	Section 338(h)(10) Allocation of Purchase Price

Exhibit 25	Individuals with Seller’s Knowledge

Exhibit 27	Index of Defined Terms